AMENDMENT TO LOCK-UP AGREEMENT

Reference is made to a certain Lock-Up Agreement dated as of December 6, 2017 (the "Lock-Up Agreement"), between the undersigned shareholder ("Shareholder") and Apollo Medical Holdings, Inc., a Delaware corporation ("Apollo"). Capitalized terms used but not otherwise defined herein shall have the same meanings given to such terms in the Lock-Up Agreement.

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Apollo and Shareholder agree that the expiration date of the "First Lock-Up Period" (as defined in the Lock Up Agreement) is hereby extended to and including September 30, 2019. Except as expressly amended above, all of the terms and conditions of the Lock-Up Agreement remain unchanged and in full force and effect.

AGREED:

"Apollo"     "Shareholder"

By:        _______________________________
Mitchell Kitayama
Lead Independent Committee Director

By:
Eric Chin
Chief Financial Officer